Exhibit 3.1

NINTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION
OF
MASIMO CORPORATION

ARTICLE One

The name of the corporation is Masimo Corporation (the “Corporation”).

ARTICLE Two

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE Three

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE Four

The total number of shares of capital stock that the Corporation has authority to issue is One Thousand (1,000) shares of common stock, par value $0.001 per share (“Common Stock”). Except as otherwise provided by law, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes. Each share of the Common Stock shall have one vote and the Common Stock shall vote together as a single class.

ARTICLE Five

The Corporation is to have perpetual existence.

ARTICLE Six

In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation is expressly authorized to make, alter or repeal the by-laws of the Corporation.

ARTICLE Seven

Meetings of stockholders may be held within or outside of the State of Delaware, as the by-laws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the Corporation. Election of directors need not be by written ballot unless the by-laws of the Corporation so provide.

ARTICLE Eight

Section 1  The personal liability of the directors and officers of the Corporation are hereby eliminated to the fullest extent permitted by the provisions of paragraph (7) of subsection (b) of § 102 of the DGCL, as the same may be amended and supplemented.

Section 2 The Corporation shall, to the fullest extent permitted by the provisions of § 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

Section 3 Any repeal or modification of the clauses in this Article EIGHT shall be prospective only and shall not adversely affect any right or protection of a director, officer, agent or other person existing at the time of, or increase the liability of any director or officer of the Corporation with respect to any acts or omissions of such director, officer, agent or other person occurring prior to, such repeal or modification.

Section 4 A right to indemnification, exculpation from liabilities for acts or omissions and rights to advancement of expenses relating thereto arising under Article EIGHT of the amended and restated certificate of incorporation of the Corporation as in effect immediately prior to the effectiveness of this Ninth Amended and Restated Certificate of Incorporation shall not be eliminated or impaired by this Ninth Amended and Restated Certificate of Incorporation with respect to an act or omission by a director or officer occurring prior to such effectiveness.

ARTICLE Nine

The Corporation expressly elects not to be governed by § 203 of the General Corporation Law of the State of Delaware.

ARTICLE Ten

Subject to Article EIGHT, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Ninth Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Ninth Amended and Restated Certificate of Incorporation in its present form or as hereafter amended herein are granted subject to this reservation.

ARTICLE Eleven

To the maximum extent permitted from time to time under the law of the State of Delaware, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to its officers, directors or stockholders, other than those officers, directors or stockholders who are employees of the Corporation. No amendment or repeal of this Article ELEVEN shall apply to or have any effect on the liability or alleged liability of any officer, director or stockholder of the Corporation for or with respect to any opportunities of which such officer, director, or stockholder becomes aware prior to such amendment or repeal.

*     *     *     *     *